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                                                                    Exhibit 99.1

                                           FOR:    NetCreations, Inc.

                                   APPROVED BY:    Gary Sindler
                                                   Chief Financial Officer
                                                   (212) 625-1370
FOR IMMEDIATE RELEASE
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                                       CONTACT:    Investor Relations:
                                                   Cheryl Schneider/Hulus Alpay
                                                   Press: Emily Brunner
                                                   Morgen-Walke Associates
                                                   (212) 850-5600

            NETCREATIONS, INC. ANNOUNCES RESIGNATION OF GARY SINDLER,
                             CHIEF FINANCIAL OFFICER

         New York, NY, July 6, 2000 -- NetCreations, Inc. (NASDAQ: NTCR), the leading provider of 100% Opt-In(R) email marketing services, today announced that Gary Sindler, Chief Financial Officer, will resign from the Company effective August 15, 2000, to pursue personal interests in his native Baltimore. Robert Mattes, NetCreations' Vice President of Finance and Controller, will serve as interim Chief Financial Officer while a search for a new Chief Financial Officer is conducted. Mr. Mattes' background includes six years in the audit practice at KPMG, LLP and four years experience as a financial officer of a publicly held insurance holding company.
         "On behalf of NetCreations, I would like to thank Gary for the many contributions that he has made to our company," said Rosalind Resnick, NetCreations' Chief Executive Officer. "Gary's hard work and dedication were instrumental to NetCreations' successful Initial Public Offering last year, and Gary has played an important role in our company's rapid growth and expansion. Rob has worked closely with Gary since joining NetCreations and has quickly become an integral part of our management team." About NetCreations
         NetCreations, Inc. (Nasdaq: NTCR), the leader in 100% Opt-In (R) email marketing services, specializes in email address list management, brokerage and delivery. Through its PostMasterDirect.com service, NetCreations has conducted marketing campaigns on behalf of over 2,000 direct marketing clients, from large companies such as Dell Computer, J. Crew and Ziff-Davis to smaller online retailers and marketers.
         NETCREATIONS, POSTMASTER AND 100% OPT-IN are registered trademarks of NetCreations, Inc. NetCreations has filed applications to register POSTMASTERDIRECT.COM. Other company and product names herein may be trademarks of their respective owners. For more information on NetCreations, visit http://www.netcreations.com.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.